For the semi-annual period ended May 31, 2001
File number 811-03175
Prudential Sector Funds, Inc.
	Prudential Utility Fund



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

A Special Meeting of Shareholders of Prudential Utility Fund, a series of Prudential
Sector Funds, Inc., was held on February 1 and February 22, 2001, respectively.  At
such meeting, the shareholders of the Fund approved the following proposals.

01.	Votes on Directors	                Votes For		    Withheld

	Saul K. Fenster	                165,491,536	    5,414,430
Delayne Dedrick Gold	    	    165,578,291	    5,327,675
Robert F. Gunia	                165,610,415	    5,295,551
	Douglas H. McDorkindale	     165,674,277	    5,231,689
W. Scott McDonald                    165,660,125	    5,245,841
Thomas T. Mooney		     165,642,642	    5,263,324
	Stephen P. Munn		     165,735,470	    5,170,496
            David R. Odenath		     165,647,963	    5,258,003
Richard A. Redeker		     165,637,805	    5,268,161
	Judy A. Rice			     165,587,867	    5,318,099
Robin B. Smith 		     165,567,220	    5,338,746
Louis A. Weil III 		     165,611,927	    5,294,039
Clay T. Whitehead		     165,620,821	    5,285,145


02.	Approve a New Subadvisory Agreement between Prudential Investments Fund
            Management LLC (PIFM) and Jennison Associates LLC.

Votes For 		Votes Against 		Abstentions

		151,009,946		6,993,033		7,557,294

03.	To permit PIFM to enter into or make material changes to subadvisory agreements without shareholder approval.

		Votes For 		Votes Against 		Abstentions

		115,395,645		17,027,982		7,927,615

04.	An amendment to the management agreement to permit PIFM to allocate assets among affiliated and unaffiliated subadvisers.

		Votes For 		Votes Against 		Abstentions

		118,736,931		13,222,151		8,392,160

5A.	To approve certain changes to the Fund's fundamental investment restrictions
or policies:  Fund to become non-diversified

		Votes For 		Votes Against 		Abstentions

		117,598,473		14,547,854		8,204,915

5B.	To approve certain changes to the Fund's fundamental investment restrictions
or policies:  Issuing senior securities, borrowing money or pledging assets.

		Votes For 		Votes Against 		Abstentions

		117,101,320		14,695,571		8,554,351

5C.	To approve certain changes to the Fund's fundamental investment restrictions
or policies:  Buying and selling real estate.

		Votes For 		Votes Against 		Abstentions

		118,934,759		13,519,420		7,897,063

5D. To approve certain changes to the Fund's fundamental investment restrictions or policies: Buying and selling commodities and commodity contracts.

		Votes For 		Votes Against 		Abstentions

		117,738,654		14,623,759		7,988,829

5E.	Not Applicable

5F.	Not Applicable

5G. To approve certain changes to the Fund's fundamental
 investment restrictions
or policies:  Making loans.

	Votes For 		Votes Against 		Abstentions

		118,114,475		14,026,140		8,210,627
5H. To approve certain changes to the Fund's fundamental investment restrictions
or policies:  Other investment restrictions.

	Votes For 		Votes Against 		Abstentions

		119,513,124		11,025,508		9,812,610

07.	To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Fund's current fiscal year.

		Votes For 		Votes Against 		Abstentions

		161,164,492		3,464,817		6,276,658








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